UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1690064
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2828 N. Harwood Street, 15th Floor, Dallas, Texas 75201

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of exchange on which registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A is filed by MoneyGram International, Inc. (the “Company”) to reflect the expiration of the preferred stock purchase rights (each, a “Right” and collectively, the “Rights”) registered on the Form 8-A filed by the Company on July 28, 2020.

Item 1.	Description of the Registrant’s Securities to Be Registered.

On June 3, 2021, the Company entered into Amendment No. 1 (the “Amendment”) to the Tax Benefits Preservation Plan, dated as of July 28, 2020, by and between the Company and Equiniti Trust Company, a limited trust company organized under the laws of the State of New York, as Rights Agent (the “Rights Agreement”). The Amendment will terminate the Rights Agreement by accelerating the expiration time of the Rights to 11:59 P.M., New York City time, on June 3, 2021. At the time of the termination of the Rights Agreement, all of the Rights, which were distributed to holders of the Company’s common stock, par value $0.01 per share, pursuant to the Rights Agreement, will expire.

The foregoing is a summary of the terms of the Amendment and the Certificate of Elimination of Series E Junior Participating Preferred Stock of the Company. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference, and by reference to the Certificate of Elimination of Series E Junior Participating Preferred Stock of the Company, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.

Item 2.	Exhibits.

3.1	Certificate of Elimination of Series E Junior Participating Preferred Stock of MoneyGram International, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 3, 2021)

4.1	Tax Benefits Preservation Plan, dated as of July 28, 2020, by and between MoneyGram International, Inc. and Equiniti Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 28, 2020)

4.2	Amendment No. 1 to the Rights Agreement, dated as of June 3, 2021, by and between MoneyGram International, Inc. and Equiniti Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on June 3, 2021)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.
Date: June 3, 2021	By:	/s/ Robert L. Villaseñor
Robert L. Villaseñor
General Counsel, Corporate Secretary and Chief Administrative Officer

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